As filed with the Securities and Exchange Commission on February 12, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GEOPARK LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Calle 94 N° 11-30, 8o floor
Bogotá, Colombia
(Address of Principal Executive Offices) (Zip Code)

GeoPark Limited 2018 Equity Incentive Plan
(Full Title of the Plans)

Cogency Global, Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(Name and Address of Agent For Service)
800-221-0102
(Telephone Number, including area code, of agent for service)

Copies to:

Maurice Blanco, Esq.
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Phone: (212) 450 4000
Fax: (212) 701 5800

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, GeoPark Limited (the “Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register 2,001,554 additional common shares, par value US$0.001 each, of the Registrant (the “Common Shares”) that have become available for issuance under the Registrant’s 2018 Equity Incentive Plan due to awards granted thereunder that have expired, or have been canceled, terminated or forfeited. This Registration Statement hereby incorporates by reference the contents of the Registrant’s registration statement on Form S-8 filed with the Commission on December 12, 2018 (Registration No. 333-228763). In accordance with the instructional note to Part I of Form S-8 as promulgated by the Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents are incorporated herein by reference:

(a)	The Annual Report on Form 20-F for the Registrant for the year ended December 31, 2024, filed with the Commission on April 2, 2025 (Registration No. 001-36298) (the “2024 Form 20-F”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed*;

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2024; and

(c)	The description of the Registrant’s Common Shares which is included as Exhibit 2.5 to the 2024 Form 20-F, including any amendments or supplements thereto.

* Except for the description of regulatory limitations on the ownership and transfer of the Registrant’s Common Shares contained in the 2024 Form 20-F. The Beneficial Ownership Act 2025 (the “BO Act”) came into force on November 3, 2025 requiring certain legal persons in Bermuda to identify beneficial owners and maintain a beneficial ownership register. For so long as the Registrant’s Common Shares are listed on an “appointed stock exchange” (which includes the New York Stock Exchange), the Registrant will be exempted from the requirements of the BO Act, save for the requirement to confirm the Registrant’s exempted status with the Registrar of Companies in Bermuda and file with the Registrar of Companies in Bermuda proof of that exemption including the name and jurisdiction of the relevant stock exchange.

In addition, all documents filed subsequent to the 2024 Form 20-F by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act 1981, as amended, of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Registrant has adopted provisions in its bye-laws that provide that the Registrant shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Registrant’s bye-laws provide that its shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the Registrant’s directors for any act or failure to act in the performance of such director’s duties, except in respect of any fraud or dishonesty of such director or to recover any gain, personal profit or advantage to which such director is not legally entitled. Section 98A of the Companies Act permits the Registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Registrant may otherwise indemnify such officer or director. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1	Certificate of Incorporation (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Form 20-F (File No. 001-36298) filed with the SEC on April 2, 2025)
4.2	Memorandum of Association (incorporated herein by reference to Exhibit 1.2 to the Registrant’s Form 20-F (File No. 001-36298) filed with the SEC on April 2, 2025)
4.3	Current Bye-Laws (incorporated herein by reference to Exhibit 1.3 to the Registrant’s Form 20-F (File No. 001-36298) filed with the SEC on April 2, 2025)
5	Opinion of Conyers Dill & Pearman Limited, special Bermuda counsel to the Registrant (filed herewith)
23.1	Consent of Ernst & Young Audit S.A.S. (filed herewith)
23.2	Consent of Pistrelli, Henry Martin y Asociados S.A. (member of Ernst & Young Global Limited) (filed herewith)
23.3	Consent of Conyers Dill & Pearman Limited, special Bermuda counsel to the Registrant (included in Exhibit 5)
24	Power of Attorney (filed herewith)
99	GeoPark Limited 2018 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-228763) filed with the SEC on December 12, 2018
107	Filing Fee Table (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bogotá, Colombia, on February 12, 2026.

GEOPARK LIMITED

/s/ Felipe Bayon
Felipe Bayon
Chief Executive Officer

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act, as amended, the undersigned, the duly authorized representative in the United States of GeoPark Limited, has signed this Registration Statement in New York, New York on February 12, 2026.

Authorized Representative in the United States

By:	/s/ Colleen A. De Vries
Cogency Global, Inc.
	Name:	Colleen A. De Vries
	Title:	Senior Vice President

Exhibit 24

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of Registrant do hereby constitute and appoint Felipe Bayon and Jaime Caballero Uribe, and each of them, individually, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Felipe Bayon	Director and Chief Executive Officer	2/12/2026
Felipe Bayon	(Principal Executive Officer)

/s/ Jaime Caballero	Chief Financial Officer	2/12/2026
Jaime Caballero Uribe	(Principal Financial and Accounting Officer)

/s/ Sylvia Escovar Gómez	Chair of Board and Director	2/12/2026
Sylvia Escovar Gómez

/s/ James F. Park	Director	2/12/2026
James F. Park

/s/ Robert Bedingfield	Director	2/12/2026
Robert Bedingfield

/s/ Constantin Papadimitriou	Director	2/12/2026
Constantin Papadimitriou

/s/ Brian F. Maxted	Director	2/12/2026
Brian F. Maxted

/s/ Carlos E. Macellari	Director	2/12/2026
Carlos E. Macellari

/s/ Marcela Vaca	Director	2/12/2026
Marcela Vaca